UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

                                    FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 17, 2012

U.S. PREMIUM BEEF, LLC

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

                 333-115164

20-1576986
(Commission File Number)	(I.R.S. Employer Identification No.)

12200 North Ambassador Drive

Kansas City, Missouri
64163
(Address of principal executive offices)	(Zip Code)

(816) 713-8800
Registrant’s telephone, number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 2 and 4 through 8 are not applicable and therefore omitted.

Item 3.03.  Material Modification to Rights of Security Holders.

The U.S. Premium Beef, LLC (“USPB”) Board of Directors has approved the amendment and restatement of the USPB Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”).  Two amendments were adopted pursuant to provisions of the existing LLC Agreement which allow the USPB Board to adopt certain amendments by resolution, without the necessity of approval from the USPB members.

The Board of Directors approved a new subpart (b) to Section 3.4 to Appendix C of the LLC Agreement.  Section 3.4 of that policy is entitled “Distributions and Allocations in Respect of Transferred Units.”  Effective as of the Company’s execution of the Purchase Agreement, the Company’s Board of Directors approved a new subpart (b), to read as follows:

Distributions and Allocations Related To Sale of NBP Interests.

Notwithstanding the general provisions in Section 3.4, for any allocations or Distributions attributable to the transactions under the Membership Interest Purchase Agreement (“Purchase Agreement”) dated December 5, 2011 entered into by and between the Company, Leucadia National Corporation, National Beef Packing Company, LLC, the other members of National Beef Packing Company, LLC  and TMK Holdings, LLC (the “MIPA”), the allocation of profits and losses and Distributions of proceeds from those MIPA transactions shall be made to the transferee of unit transfer transactions approved by the Board and made effective after December 5, 2011 but prior to the allocation or Distribution arising from or associated with the MIPA.

In addition to approved a new subpart (b) to Section 3.4 to Appendix C of the LLC Agreement as described above, the Board of Directors has also adopted an amended list of the current “Board of Directors of U.S. Premium Beef, LLC” as Appendix D to the LLC Agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.  The following exhibits are filed pursuant to Item 9.01.

            3.1        Amended and Restated Limited Liability Company Agreement.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. PREMIUM BEEF, LLC

By: /s/ Steven D. Hunt_______
Steven D. Hunt,
Chief Executive Officer

Dated:  January 18, 2012